UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2008

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 26, 2008, NMT Medical, Inc. (the “Company”) entered into an Amendment of Leases 2 (the “Amendment”) with Fort Point Place – LLC, successor-in-interest to Fort Point Place – VEF V, LLC (the “Landlord”), as successor to Henry DiRico and Alfred DiRico, as Trustees of Wormwood Realty Trust (the “Former Landlord”), in connection with certain property that the Company leases in Boston, Massachusetts (the “Property”). The Amendment amends the terms of each of that certain Lease dated as of May 8, 1996 by and between the Company and the Former Landlord, as amended (the “1996 Lease”), and that certain Lease dated as of May 29, 1997 by and between the Company and the Former Landlord, as amended (the “1997 Lease”, and together with the 1996 Lease, the “Leases”).

The Leases were set to expire September 30, 2010, and the Company had an option upon expiration of the Leases to extend the term of the Leases for an additional five-year period beginning October 1, 2010 and ending September 30, 2015. This Amendment extends the term of each of the Leases through September 30, 2012. The leased premises cover approximately 35,478 rentable square feet of office space. During the term of this Lease Amendment, the Company will make the following rental payments:

•	from October 1, 2008 through September 30, 2011, the Company will pay rent in an amount equal to $815,994 per year; and

•	from October 1, 2011 through September 30, 2012, the Company will pay rent in an amount equal to $1,170,774 per year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: September 29, 2008	By:	/s/ Richard E. Davis
Richard E. Davis
Executive Vice President and Chief Financial Officer